As filed with the Securities and Exchange Commission on October 1, 2007

Registration No. 333-115027

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3671221
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Science Park New Haven, Connecticut	06511
(Address of principal executive offices)	(Zip Code)

Vion Pharmaceuticals, Inc. 2003 Stock Option Plan
Senior Executive Stock Option Plan

(Full title of the plan)

Alan Kessman, Chief Executive Officer

Vion Pharmaceuticals, Inc.

4 Science Park

New Haven, Connecticut 06511

(Name and address of agent for service)

(203) 498-4210

(Telephone number, including area code of agent for service)

Copy to:

Paul Jacobs, Esq.

Lawrence A. Spector, Esq.

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

Telephone (212) 318-3000

Fax (212) 318-3400

EXPLANATORY NOTE

Deregistration of Securities

Vion Pharmaceuticals, Inc. (the “Company”), is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to its Registration Statement on Form S-8 (Registration No. 333-115027) filed with the Securities and Exchange Commission on April 30, 2004 (the “Registration Statement”) to withdraw and remove from registration 806,818 unissued shares of its common stock, par value $0.01 per share (“Common Stock”), previously registered by the Company pursuant to the Registration Statement. The Registration Statement registered an aggregate of 2,980,000 shares of Common Stock, consisting of 2,000,000 and 980,000 shares that may be issued, offered and sold pursuant to the Company’s 2003 Stock Option Plan and Senior Executive Stock Option Plan , respectively. Specifically, the Registration Statement is hereby amended to deregister 806,818 shares of Common Stock registered under the Registration Statement: 682,907 shares, which were never awarded under such plan, and 123,911 shares which would have been issuable upon the exercise of options granted under the 2003 Stock Option Plan. Such options have been forfeited, and the shares of Common Stock underlying such options together with the shares that were never granted under the plan have been transferred to the Company’s 2005 Stock Incentive Plan in accordance with its terms. As a result of this deregistration, an aggregate of 2,173,182 shares of Common Stock remain registered for sale pursuant to the Registration Statement, consisting of 1,193,182 and 980,000 shares of Common Stock that may be issued, offered and sold pursuant to the Company’s 2003 Stock Option Plan and Senior Executive Stock Option Plan, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on October  1, 2007.

VION PHARMACEUTICALS, INC.
By:	/s/ Howard B. Johnson
Howard B. Johnson President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints ALAN KESSMAN, HOWARD B. JOHNSON AND KAREN SCHMEDLIN, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to the underlying Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William R. Miller	Chairman of the Board of Directors	October 1, 2007
William R. Miller

/s/ Alan Kessman	Chief Executive Officer (Principal Executive Officer)	October 1, 2007
Alan Kessman

/s/ Howard B. Johnson	President and Chief Financial Officer (Principal Financial Officer)	October 1, 2007
Howard B. Johnson

/s/ Karen Schmedlin	VP Finance and Chief Accounting Officer (Principal Accounting Officer)	October 1, 2007
Karen Schmedlin

/s/ George Bickerstaff	Director	October 1, 2007
George Bickerstaff

/s/ Stephen K. Carter, M.D.	Director	October 1, 2007
Stephen K. Carter, M.D.

/s/ Alan C. Sartorelli, Ph.D.	Director	October 1, 2007
Alan C. Sartorelli, Ph.D.

Signature	Title	Date

/s/ Ian Williams, D. Phil.	Director	October 1, 2007
Ian Williams, D. Phil.

/s/ Gary K. Willis	Director	October 1, 2007
Gary K. Willis

/s/ Kevin Rakin	Director	October 1, 2007
Kevin Rakin